Exhibit 99.1

Joint Filer Information

Name:
Financiere de Sainte-Marine
Address:
31/32 quai de Dion Bouton, 92800 Puteaux, France
Designated Filer:
Vincent BolloreIssuer and Ticker Symbol:
Harris Interactive Inc. [HPOL]

Signature:     _/s/ Cedric de Bailliencourt

      By:  Cedric de Bailliencourt, Attorney-in-Fact